Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO VAN KAMPEN MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Municipal Trust was held on July 16, 2010 and was adjourned until August 13, 2010. The Meeting on August 13, 2010, was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                    Votes
Matter                                                Votes For   Withheld
------                                               ----------   --------
(1) R. Craig Kennedy .............................   35,084,039   1,259,324
    Jack E. Nelson ...............................   35,063,277   1,280,086
    Colin D. Meadows .............................   35,120,328   1,223,035
    Hugo F. Sonnenschein (P) .....................        3,834       1,402

----------
(P)  Election of trustee by preferred shareholders only.